EXHIBIT 99

FOR IMMEDIATE RELEASE         Contact:    Dennis E. Nixon
                                                (210) 722-7611 (Laredo)

                                                Bill West
                                                (210) 805-0320 (San Antonio)

                INTERNATIONAL BANCSHARES CORPORATION ANNOUNCES
                       CASH DIVIDEND AND STOCK DIVIDEND

LAREDO, TX, .... April 13, 1998 .... International Bancshares Corporation
("IBC") declared on April 2, 1998 a cash dividend on its outstanding shares of common stock of $.50 per share for shareholders of record as of April 2, 1998, payable on April 20, 1998. IBC also declared on April 2, 1998, a twenty-five percent (25%) stock split-up effected through a stock dividend on its outstanding shares of common stock for shareholders of record as of May 22, 1998, payable on June 12, 1998, subject to the approval by the shareholders at the Annual Meeting to be held on May 21, 1998 of a proposal to increase the authorized shares of common stock of the Company. Fractional shares created by the stock dividend will be paid in cash.

IBC is a $4.5 billion multi-bank holding company headquartered in Laredo, Texas, with 83 main banking and branch facilities located in 27 communities in south and southeast Texas, including San Antonio, Houston, Corpus Christi, McAllen and Brownsville.